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                                                                   EXHIBIT 10.23


                              EMPLOYMENT AGREEMENT
                                    (CARLINE)

         This employment agreement ("Agreement") is made as of the 28th day of October, 1998 between Micro Warehouse, Inc., a Delaware corporation (hereinafter referred to as the "Company"), with its principal place of business at 535 Connecticut Avenue, Norwalk, Connecticut 06854, and Stephen J. Carline, whose address is 5240 East Cholla Street, Scottsdale, Arizona 85254 (hereinafter referred to as "Employee").

         WHEREAS, the Company wishes to retain the full-time services of the Executive, and the Executive is willing to commence employment with the Company on a full-time basis, upon the other terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the premises, the Company and Employee agree as follows:

1. EMPLOYMENT; CONDITION SUBSEQUENT TO EFFECTIVENESS. (a) The Company shall hereby employ Employee, and Employee hereby accepts such employment, commencing on the date hereof, on the terms and conditions set forth below.

         (b) If the Company has not purchased all of Employee's membership interests in Discovery Training & Development, L.L.C. on or prior to November 30, 1998, then, unless this condition subsequent is specifically waived or extended by a writing signed by both parties, this Agreement shall be null and void AB INITIO and the Company's only obligation to Employee shall be to pay Employee any Base Salary due through November 30, 1998 and reimburse any expenses incurred by Employee in accordance with Section 5. Upon nullification pursuant to this Section 1(b), Employee shall nonetheless be bound by the obligations in Sections 8 and 10; PROVIDED, HOWEVER, that the term "Restrictive Period" as used in Section 10 shall mean the period beginning on the date hereof and ending one year following the last date of employment hereunder. Upon nullification pursuant to this Section 1(b), all stock options granted to Employee pursuant to Section 4(C) shall be rescinded and null and void.

2. DUTIES. During the Period of Employment (as hereinafter defined), the Company shall employ Employee as Executive Vice President of Sales, reporting to Peter Godfrey, the President and Chief Executive Officer of the Company, or his successor, to perform such duties as shall be required by Mr. Godfrey, or his successor, provided the same are consistent with those of an executive vice president of sales of a public company in a business similar to the Company's business. The precise responsibilities of Employee may be revised from time to time provided the same do not materially affect Employee's position. In furtherance of the foregoing, Employee hereby agrees to perform his duties faithfully. Employee acknowledges that the Company in its sole discretion has the right to make all decisions with respect to strategies, plans, budgets, projections, goals, objectives, incentive plans, operations, finances and processes relating to the conduct of its business, and any of these may be amended, modified or rescinded from time-to-


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time by the Company. During the Period of Employment and except for vacations in accordance herewith, absences due to temporary illness and outside Board responsibilities, Employee shall devote all of his available business time and energies during normal business hours to the business of the Company. Employee's principal place of business will be at any of the Company's facilities in New Jersey. Employee represents and warrants that he is not subject to or bound by any agreement with, or is otherwise under any duty to, any third party that may limit or restrict his right to become employed by the Company or to perform any tasks or responsibilities required of an executive officer of the Company, including without limitation any covenant not to compete, confidentiality agreement or agreement to assign intellectual property.

3. TERM. The term of Employee's employment by the Company (the "Period of Employment") shall commence as of the date hereof and, unless earlier terminated pursuant to the terms hereof, shall end as of the close of business on December 31, 2001.

4. COMPENSATION.

         (A) BASE SALARY. For all services rendered by Employee under this Agreement, during the Period of Employment the Company shall pay to him a minimum "Base Salary" at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum payable in at least equal monthly installments. The term "Base Salary" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

         (B) ANNUAL INCENTIVE COMPENSATION. In addition to Base Salary, beginning calendar year 1999 Employee shall be eligible to earn annual incentive compensation ("Incentive Compensation") as set forth below, not to exceed One Hundred Percent (100%) of Base Salary in any one year. No incentive compensation may be earned for the remainder of calendar year 1998.

                  (i) Prior to each January 1 during the Period of Employment, the Board of Directors and Employee shall mutually agree upon and establish a plan (the "Incentive Plan") describing anticipated results of operations for the coming fiscal year and containing financial goals (hereinafter "Targets"). The Incentive Plan shall be determined in the sole discretion of the Board of Directors and Employee and may vary from year to year. A copy of the Incentive Plan shall be provided to the Company's Certified Public Accountants ("CPAs"). Subsequent to the conclusion of the year the CPAs shall compare the actual results of operations for said year to the Incentive Plan.

                  (ii) The Incentive Plan shall set forth a target bonus amount, One Hundred Percent (100%) of which shall be payable for accomplishing One Hundred Percent (100%) of Targets, which amount shall be Fifty Percent (50%) of Base Salary for each full calendar year beginning 1999 (hereinafter "Target Bonus Amount"). The Board of Directors may modify upward the Target Bonus Amount as part of the salary review process for years subsequent to 1999. The actual amount, if any, of Incentive Compensation to which Employee may be entitled shall range on a linear basis from Fifty


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         Percent (50%) of Target Bonus Amount if Eighty Percent (80%) of
         Targets are achieved to a maximum of Two Hundred Percent (200%) of Target Bonus Amount if One Hundred Twenty Percent (120%) of Targets are achieved. No Incentive Compensation shall be paid if less than Eighty Percent (80%) of Targets are achieved.

                  By way of example, if Base Salary is $250,000, One Hundred Percent (100%) of Target Bonus Amount at accomplishment of One Hundred Percent (100%) of Targets shall be $125,000. If the Company achieves Eighty Percent (80%) of Targets, Target Bonus Amount shall be $62,500 (I.E., 50% of $125,000), which shall be automatically due and payable to Employee.

                  By way of further example, if the Company achieves One Hundred Ten Percent (110%) of Targets, Target Bonus Amount shall be $187,500 (I.E., 150% x $125,000), which shall be automatically due and payable to Employee.

                  (iii) Incentive Compensation shall be paid to Employee in a lump sum cash payment as soon as practicable after the CPAs determine the amounts, if any, which are due Employee. Incentive Compensation earned during the final calendar year of the Period of Employment shall be payable as soon as practicable after the CPAs determine the amounts, if any, which are due Employee, notwithstanding the earlier expiration or termination of the Period of Employment.

         (C)      STOCK OPTIONS.

                  (i) On the date hereof, the Company will grant to Employee options to purchase Fifty Thousand (50,000) common shares at an exercise price per share equal to the average of the closing prices of the Company's common shares on the business day preceding the date hereof and the date hereof, which options shall be "non-qualified" stock options. During the Period of Employment such options shall become cumulatively vested and exercisable at the rate of one-third (1/3) per year commencing on the anniversary of the date of grant.

                  (ii) The options set forth in this Paragraph 4(C) shall be granted to Employee pursuant to the Company's 1994 Stock Option Plan (the "Stock Option Plan") and Employee shall be subject to the terms and conditions set forth therein. The options set forth in this Paragraph 4(C) shall also be evidenced by Employee executing and becoming a party to an option agreement between Employee and the Company (the "Option Agreement"). Notwithstanding any of the foregoing, if there is any inconsistency between or among this Agreement, the Stock Option Plan and/or the Option Agreement, this Agreement, to the extent it is consistent with the restrictions provided in the last sentence of paragraph 12 of the Plan, shall govern as to all documents described in this subparagraph 4(C)(ii).


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                  (iii) Notwithstanding the foregoing, the options described in this Paragraph 4(C) shall under the following circumstances become vested and exercisable, and expire, as follows:

                           (a) upon a termination of the Period of Employment by
                  the Company without cause pursuant to Paragraph 11(A) that DOES NOT invoke the provisions of Paragraph 11(E)(ii)(a) or upon termination of the Period of Employment by Employee for cause (as described in Paragraph 11(C)), all of Employee's unvested options shall become accelerated and immediately fully vested, and exercisable at any time until the earlier of the expiration date of the options (as specified in the Stock Option Plan) or the first anniversary of the effective date of such termination; or

                           (b) upon a termination of the Period of Employment by
                  the Company without cause pursuant to Paragraph 11(A) that invokes the provisions of Paragraph 11(E)(ii)(a), Employee's unvested options shall not continue to vest beyond the effective date of such termination and all options that were vested as of the effective date of termination shall be exercisable at any time until the earlier of the expiration date of the options (as specified in the Stock Option Plan) or the first anniversary of the effective date of such termination;

                  PROVIDED, HOWEVER, that for purposes of this subparagraph 4(C)(iii), no options will become vested and exercisable subsequent to the expiration date of the options as specified in the Stock Option Plan.

         (D) ADDITIONAL COMPENSATION. During the Period of Employment, Employee shall be eligible to receive any other payments of bonus, compensation or other amounts not specifically set forth herein but which may be paid by the Company at its sole discretion ("Additional Compensation").

5. BUSINESS EXPENSES. During the Period of Employment, the Company agrees to reimburse Employee for reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder. Employee shall submit vouchers, invoices and such other documentation in accordance with the Company's general policy with respect thereto.

6. BENEFITS. The Company will provide or, as necessary, reimburse Employee with or for the following benefits:

         (A) ORDINARY INSURANCE. During the Period of Employment, Employee shall be entitled to medical, dental and hospitalization insurance and short-term disability coverage for himself and his dependents, to the extent provided generally to the senior executives of the Company.


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         (B) VACATIONS. During the Period of Employment, Employee shall be entitled to three (3) weeks paid vacation per year, the scheduling of which shall be in accordance with the general policies and practices of the Company with respect thereto.

          (C) EMPLOYEE BENEFIT PLANS AND PERQUISITES. During the Period of Employment, Employee shall be entitled (i) to participate in all employee benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by the Company, subject to and in accordance with the terms and conditions of such plans, programs, policies and arrangements as they relate to similarly situated executive officers of the Company, and (ii) to receive all other benefits and perquisites provided or made available by the Company to its senior executive officers subject to and in accordance with the terms and conditions of such benefits and perquisites as they relate to similarly situated senior executive officers of the Company.

         (D) RELOCATION. In connection with Employee's relocation to the State of New Jersey, to occur within the first three (3) months of this Agreement, the Company will provide Employee with the relocation benefits described on EXHIBIT A to this Agreement.

7. DEATH OR PERMANENT DISABILITY. In the event of the death or Permanent Disability of Employee ("Permanent Disability" being defined as an illness which will prevent Employee from performing his duties for a period of six (6) consecutive months or nine (9) out of any consecutive twelve (12) months) prior to the expiration of the Period of Employment, his employment shall be deemed to cease as of the end of the month of the date of his death or Permanent Disability and this Agreement shall terminate forthwith and all rights under it shall expire, except that Employee or Employee's estate shall be entitled to receive Base Salary for a period of six (6) months from the date of death or Permanent Disability plus the PRO RATA amount of any Incentive Compensation which would have been due Employee pursuant to Paragraph 4 above for the period January 1 of said year through the date of death or Permanent Disability. Said Base Salary shall be paid at the time it would regularly be paid. Said Incentive Compensation shall be paid as soon as practicable after a determination of the amount due is made by the Company's CPAs. Additionally, any options eligible to vest within twelve (12) months of the date of death or Permanent Disability shall be deemed accelerated and fully vested as of the date of death or Permanent Disability subject to the further terms and conditions of the Stock Option Plan pursuant to which the same were granted.

8. CONFIDENTIAL INFORMATION. Employee acknowledges that the Company would be damaged if Employee's knowledge with respect to the business of the Company were disclosed to or utilized by parties other than the Company. Accordingly, Employee covenants and agrees that he will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this Paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by Employee and relates to such matters as customer mailing lists, pricing and credit techniques, marketing techniques, research and development activities, sources of product, lists of magazines or other publications containing advertising of the Company and other confidential or restricted information which is


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not in the public domain. Confidential or proprietary information shall not be deemed to include information released generally to the public by the Company or others, information required by law to be disclosed or information learned by Employee from third parties without restrictions on disclosure provided the same would not, if released, damage the Company. The provisions of this Paragraph shall survive the termination of this Agreement.

9. COVENANT NOT TO COMPETE. Employee hereby covenants and agrees that, from the date hereof until December 31, 2002 (the "Restrictive Period"), he shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); PROVIDED, HOWEVER, that the foregoing shall not prevent Employee from (i) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if Employee's services are restricted to employment in such other lines of business; or (ii) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than Two Percent (2%) of any class or type of securities of, or interest in, such Competitive Business. The term "Competitive Business" shall mean and include any business or activity that is substantially the same as any business or activity then conducted by the Company, regardless of where such Competitive Business is located. If either the period of time or the geographic area specified in this Paragraph 9 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months and/or the geographic area shall be limited in scope so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Employee violates any of the restrictions contained in this Paragraph 9, the Restrictive Period shall not run in Employee's favor from the time of the commencement of any such violation until such time as such violation shall be cured to the satisfaction of the Company.

10. COVENANT NOT TO SOLICIT. Unless Employee has obtained the prior written consent of the Company, he hereby covenants and agrees that, during the Restrictive Period, he shall not, for or on behalf of a Competitive Business, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent creditor, or otherwise, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer account of the Company at any time or times during the Restrictive Period, whether or not he at any time had any direct or indirect account responsibility for, or contact with, such customer account. Further, unless Employee has obtained the prior written consent of the Company, he hereby covenants and agrees that, during the Restrictive Period, he shall not, for or on behalf of a Competitive Business, directly or indirectly, induce, solicit or attempt to influence any employee or former employee (employed by the Company within the prior 12 months) of the Company to terminate his/her employment relationship with the Company or to accept a position with any Competitive Business. If either the period of time or the geographic area specified in this Paragraph 10 should be adjudged unreasonable in any


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proceeding, then the period of time shall be reduced by such number of months and/or the geographic area shall be limited in scope so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Employee violates any of the restrictions contained in this Paragraph 10, the Restrictive Period shall not run in Employee's favor from the time of the commencement of any such violation until such time as such violation shall be cured to the satisfaction of the Company.

11. TERMINATION. In addition to termination for death or Permanent Disability pursuant to Paragraph 7, the Period of Employment shall terminate upon the occurrence of any of the following:

         (A) TERMINATION WITHOUT CAUSE UPON PRIOR NOTICE. The Company may terminate the Period of Employment by giving Employee ninety (90) days prior written notice.

         (B) TERMINATION FOR CAUSE. At the election of the Company, it may immediately upon written notice by the Company to Employee terminate the Period of Employment for cause. For the purposes of this Paragraph, cause for termination shall be deemed to exist upon (i) a good faith finding by the Company of a willful failure or refusal of Employee to perform assigned duties for the Company of which he has knowledge, or the commission of any other willful or grossly negligent action by Employee with the intent to injure the Company; (ii) any material breach of any material provision of this Agreement by Employee if Employee fails to correct such breach (or to take substantial steps to correct such breach) within ten (10) days after receiving written notice thereof; or (iii) the conviction of Employee of, or the entry of a plea of guilty or NOLO CONTENDERE by Employee to, a crime involving an act of fraud or embezzlement against the Company or the conviction of Employee of, or the entry of a plea of guilty or NOLO CONTENDERE by Employee to, any felony involving moral turpitude. Notwithstanding the foregoing, the Company shall not terminate Employee for cause pursuant to subparagraphs (i) or (ii) of this Paragraph unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the affirmative vote of the Board of Directors at a meeting called and held after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board of Directors, finding that in the good faith opinion of the Board of Directors Employee is guilty of conduct set forth in subparagraphs (i) or (ii) of this Paragraph and specifying the particulars thereof in reasonable detail.

         (C) EMPLOYEE'S ELECTION FOR CAUSE. At the election of Employee, he may terminate the Period of Employment for cause immediately upon written notice by Employee to the Company. For purposes of this Paragraph, cause for termination shall be deemed to exist upon (i) a material failure by the Company to continue Employee's participation in any bonus, compensation or other benefit plan in which Employee is entitled to participate pursuant hereto or the taking by the Company of any action which would directly or indirectly materially reduce his participation therein; or (ii) a material breach of any provision of this Agreement by the Company if such breach is not corrected (or substantial steps have not been taken to correct such breach) within thirty (30) days after the Board of Directors received written notice thereof.


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         (D) EMPLOYEE'S ELECTION WITHOUT CAUSE. Effective any time after the
Contingent Amount (as defined in the Interest Purchase Agreement, among the Company, Employee and certain other parties (the "Purchase Agreement")) is earned in full, Employee may terminate the Period of Employment by giving the Company ninety (90) days prior written notice.

         (E) EFFECT OF TERMINATION.

                  (i) TERMINATION BY THE COMPANY FOR CAUSE OR AT THE ELECTION OF EMPLOYEE WITHOUT CAUSE. In the event that Period of Employment is terminated by the Company for cause pursuant to Paragraph 11(B)(i) or
         (ii) or Employee elects to terminate the Period of Employment without cause pursuant to Paragraph 11(D), the Company shall pay to Employee the Base Salary, Incentive Compensation and Additional Compensation due, if any, under Paragraph 4, on a PRO RATA basis to the effective date of termination at the time such Base Salary, Incentive Compensation or Additional Compensation would regularly be paid and benefits otherwise payable to him hereunder all through the last day of his actual employment by the Company. Upon termination under this Paragraph 11(E), Employee will thereupon no longer be entitled to any compensation or benefits provided herein, and nothing herein shall limit the Company's right against Employee or the rights and obligations of the parties under Paragraphs 8, 9, and 10 hereof.

                  (ii) TERMINATION BY THE COMPANY WITHOUT CAUSE OR AT THE ELECTION OF EMPLOYEE FOR CAUSE. In the event the Period of Employment is terminated without cause by the Company pursuant to Paragraph 11(A) or by Employee pursuant to Paragraph 11(C), then, following the occurrence of such event, the Company shall pay to Employee (I) the Base Salary due through the expiration of the Period of Employment as if the Period of Employment had not been earlier terminated, paid at the time such Base Salary would regularly be paid, and (II) the Incentive Compensation and Additional Compensation due, if any, under Paragraph 4 hereof for the year during which termination occurs, on a PRO RATA basis through the effective date of termination, paid at the time such Incentive Compensation or Additional Compensation would regularly be paid. In addition, Employee will continue to receive the benefits provided under Paragraph 6 hereof, including payment of accrued but unused vacation benefits. During said period, Employee shall continue to be bound by the provisions of Paragraphs 8, 9 and 10 hereof. Notwithstanding the foregoing:

                           (a) if the Period of Employment is terminated without
                  cause by the Company pursuant to Paragraph 11(A) between December 31, 1999 and March 31, 2000 and the positive amount of the 1999 Surplus (as defined in the Purchase Agreement) is not equal to or greater than 10% of the Total Gross Profit Dollars (as defined in the Purchase Agreement) for the year ending December 31, 1998, then, following the occurrence of such event, the Company shall pay to Employee (I) the Base Salary due for one year following the effective date of termination, paid at the time such Base Salary would regularly be paid, and (II) the Incentive Compensation and Additional Compensation due, if any, under Paragraph 4


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                  hereof for the year ending December 31, 1999 (with no
                  Incentive Compensation and Additional Compensation being payable for any part of the year ending December 31, 2000), paid at the time such Incentive Compensation or Additional Compensation would regularly be paid. In addition, Employee will continue to receive the healthcare benefits provided under Paragraph 6(A) hereof for a period of one year from the effective date of termination. During said period, Employee shall continue to be bound by the provisions of Paragraphs 8, 9 and 10 hereof; PROVIDED, HOWEVER, that the "Restrictive Period" (for purposes of Paragraphs 9 and 10), shall terminate one year from the effective date of termination.

                           (b) if the Period of Employment is terminated without
                  cause by the Company pursuant to Paragraph 11(A) between December 31, 2000 and March 31, 2001 and the positive amount of the 2000 Surplus (as defined in the Purchase Agreement) is not equal to or greater than 10% of the Total Gross Profit Dollars for the year ending December 31, 2000, then, following the occurrence of such event, the Company shall pay to Employee (I) the Base Salary due for a one-year period from the effective date of termination, paid at the time such Base Salary would regularly be paid, and (II) the Incentive Compensation and Additional Compensation due, if any, under Paragraph 4 hereof for the year ending December 31, 2000 (with no Incentive Compensation and Additional Compensation being payable for any part of the year ending December 31, 2001), paid at the time such Incentive Compensation or Additional Compensation would regularly be paid. In addition, Employee will continue to receive the healthcare benefits provided under Paragraph 6(A) hereof for a period of one-year from the effective date of termination. During said period, Employee shall continue to be bound by the provisions of Paragraphs 8, 9 and 10 hereof; PROVIDED, HOWEVER, that the "Restrictive Period" (for purposes of Paragraphs 9 and 10), shall terminate one year from the effective date of termination.

12.      SUCCESSORS AND BINDING AGREEMENT.

         (A) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.


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         (B) This Agreement will inure to the benefit of and be enforceable by
Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

         (C) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraphs 12(A) or (B) above. Without limiting the generality or effect of the foregoing, Employee's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Employee's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this subparagraph 12(C), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13. SEVERABILITY. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

14. REPRESENTATION. Each party represents and warrants that it is fully authorized and empowered to enter into this Agreement and that performance of its obligations under this Agreement will not violate any agreement between it and any other person or entity.

15. NOTICES. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered properly given or made if sent by telecopier, Telex, courier service or certified mail, return receipt requested and addressed to the parties at the respective addresses specified below. Either party may change its address by giving notice in writing pursuant to this Paragraph to the other of its new address. To the Company: Micro Warehouse, Inc.

                           535 Connecticut Avenue
                           Norwalk, Connecticut  06854

                           Attn.: Bruce L. Lev, Executive Vice President, Legal and Corporate Affairs and General Counsel
                           Telephone:       (203) 899-4000
                           Telecopy:        (203) 899-4312

To Employee:               Stephen J. Carline
                           5240 East Cholla Street
                           Scottsdale, Arizona  85254

16.      JURISDICTION.


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         (A) Any controversy, claim or breach arising out of or relating to this
Agreement (except those relating to monetary damages and those relating to Paragraphs 8, 9 or 10) shall be submitted for settlement to an arbitrator agreed upon by the parties. The decision of such arbitrator shall be final and binding on the parties. If the parties cannot agree upon an arbitrator, the controversy, claim or breach shall be referred to the American Arbitration Association with a request that an arbitrator be appointed pursuant to the rules of said Association. Such arbitration shall be held in Stamford, Connecticut, in accordance with the rules and practices of the American Arbitration Association pertaining to single-party arbitration then in effect, and the judgement upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

         (B) Employee acknowledges the restrictions contained in Paragraphs 8, 9 and 10, in view of (i) the nature of the business in which the Company is engaged, (ii) the unique nature of the services rendered by Employee to the Company, and (iii) the national and international scope of the business enterprise of the Company, are reasonable, appropriate and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Employee therefore acknowledges that, notwithstanding subparagraph 16(A), in the event of a violation of any of these restriction, the Company shall be entitled to obtain from any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief as well as damages and equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

17. ENTIRE AGREEMENT. This Agreement constitutes the full and complete understanding and agreement of the parties. Neither party has relied upon any representation of the other not set forth herein. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and notwithstanding any provision hereof, will become effective upon the execution of this Agreement by the parties.

18. BINDING EFFECT. This Agreement shall be binding upon and accrue to the benefit of the parties hereto, their heirs, executors, administrators and successors.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its principles with respect to conflicts of law.

20. COUNSEL FEES. Except as set forth herein, the parties hereto shall bear their own fees, costs and expenses incurred in connection with this Agreement. If either party is required to bring suit or otherwise seek enforcement of its or his rights in connection with the same, the prevailing party in such action or proceeding shall be entitled to recover counsel fees incurred in such action or proceeding.


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

21. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.






















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


         IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the day and year first above written.


COMPANY:
MICRO WAREHOUSE, INC.

By: /s/ Peter Godfrey
   --------------------------------------
   Peter Godfrey
   President and Chief Executive Officer



EMPLOYEE:

By: /s/  Stephen J. Carline
   --------------------------------------
   Stephen J. Carline













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

                                    EXHIBIT A

                 RELOCATION BENEFITS AND REIMBURSEMENT AGREEMENT

1. The Company will reimburse you for the costs of moving your household goods to a mutually satisfactory location within the State of New Jersey. You will be responsible for obtaining at least two competitive bids for the relocation and for choosing the lowest commercially reasonable bid.

2. In addition, during the period prior to moving to your new location, the Company will reimburse you for the reasonable cost of travel for you and your partner to conduct two house-hunting trips to New Jersey and for the reasonable cost of temporary housing in New Jersey through January 31, 1999. You will be authorized and reimbursed for a total of seven round-trip air fares from Phoenix to New Jersey, including the aforementioned house-hunting trips, and for the cost of hotel and ground transportation in New Jersey through November 30, 1998. Your travel will be reimbursed in accordance with the Company's travel expense policy, a copy of which you have been provided.

3. In consideration of the agreement of the Company to reimburse you for the relocation benefits described in this offer letter, you agree as follows:

                  a. That if I resign before completing twelve (12) months of employment, I will reimburse the Company for the amount of the relocation benefit received by me, prorated on a monthly basis.

                  b. I authorize the Company to withhold from any moneys due to me at the time of resignation (including my final expense reports, vacation pay and, if necessary, regular compensation, the sum exempt from taxation under federal and state law) that is necessary to complete this obligation.

ACKNOWLEDGED AND AGREED:

/s/  Stephen J. Carline                      10/28/99
--------------------------------       ---------------------
Stephen J. Carline                             Date


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